As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	04-3562325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

189 Wells Avenue, Newton, Massachusetts 02459

(Address of registrant’s principal executive offices)

Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan (as amended effective May 25, 2004)

(Full title of the plan)

David Platt, Ph.D.

President and Chief Executive Officer

Pro-Pharmaceuticals, Inc.

189 Wells Avenue

Newton, Massachusetts 02459

(617) 559-0033

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Jonathan C. Guest, Esq.

Perkins Smith & Cohen LLP

One Beacon Street

Boston, Massachusetts 02108

(617) 854-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $.001 par value	3,000,000 shares	$4.00	$12,000,000	$1,520.40

(1)	This registration statement covers 3,000,000 shares of common stock that may be issued under the registrant’s 2001 Stock Incentive Plan (the “Plan”) as amended effective May 25, 2004. Such shares are in addition to those previously registered for issuance under the Plan, as described herein. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of additional shares of common stock that may be issued under the Plan as a result of a stock dividend, stock split or other recapitalization.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the American Stock Exchange on June 15, 2004.

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by Pro-Pharmaceuticals, Inc., a Nevada corporation, in order to register 3,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), which shares are in addition to the 2,000,000 shares previously registered on a Registration Statement on Form S-8 (File No. 333-109893) filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2003 for issuance pursuant to the Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan. The registrant incorporates herein by this reference the contents of such previously filed Registration Statement.

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents filed with the Commission by the registrant (Exchange Act File No. 000-32877) are incorporated in this Registration Statement by reference:

(a) The registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

(b) The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(c) The registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2004 and April 9, 2004.

(d) The description of the registrant’s Common Stock contained in its registration statement on Form 8-A filed with the Commission on September 9, 2003, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newton, Massachusetts, on June 17, 2004.

PRO-PHARMACEUTICALS, INC. Registrant

By:	/s/ DAVID PLATT
David Platt, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Platt, Ph.D. his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ DAVID PLATT David Platt, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 17, 2004

/s/ CHARLES F. HARNEY Charles F. Harney	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 17, 2004

/s/ EDGAR BEN-JOSEF Edgar Ben-Josef, M.D.	Director	June 17, 2004

/s/ MILDRED S. CHRISTIAN Mildred S. Christian, Ph.D.	Director	June 17, 2004

/s/ DALE H. CONAWAY Dale H. Conaway, D.V.M.	Director	June 17, 2004

/s/ BURTON C. FIRTEL Burton C. Firtel	Director	June 17, 2004

/s/ STEVEN PRELACK Steven Prelack	Director	June 17, 2004

/s/ JERALD K. ROME Jerald K. Rome	Director	June 17, 2004

/s/ DAVID H. SMITH David H. Smith	Director	June 17, 2004

Exhibit Index

Exhibit Number	Description of Document	Page

4.1	Articles of Incorporation of the Registrant, dated January 26, 2001	*

4.2	Amended and Restated By-laws of the Registrant	*

5	Opinion of Perkins Smith & Cohen LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Perkins Smith & Cohen LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24	Powers of Attorney (included on signature page)

99.1	Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan (as amended effective May 25, 2004)	*	*

*	Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB, as filed with the Commission on June 13, 2001.

**	Incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 27, 2004.